Exhibit 99.2

ArcBest® is providing this exhibit as supplemental information to its scheduled conference call and the press release announcing the Company’s unaudited first quarter 2020 results filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K. Certain statements and information in this exhibit may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Refer to the “Forward-Looking Statements” disclosure at the end of this exhibit.

Non-GAAP Financial Measures

ArcBest reports its financial results in accordance with generally accepted accounting principles (“GAAP”); however, this exhibit includes certain non-GAAP information. Refer to the discussion of non-GAAP information included in Item 2.02 of the Current Report on Form 8-K to which this exhibit is included for further information, including reference to reconciliations of GAAP to non-GAAP financial measures provided by the Company.

Summary Operating and Financial Impacts

(Additional Detailed Information follows)

Asset-Based Segment

1Q’20 Year-over-Year Total Daily Tonnage

•	1Q’20: +4.6%
•	January 2020: +5.7%
•	February 2020: +7.5%
•	March 2020: +1.0%

1Q’20 Year-over-Year Yield Metrics

•	Increase in 1Q’20 Billed Rev/Cwt on LTL-rated freight, excluding fuel surcharges: +low-single digits
•	Average increase on Contract renewals and Deferred Pricing agreements negotiated during 1Q’20: +4.3%

April 2020 Business Update

Statistics for April 2020, compared to the same period last year:

•	Daily Billed Revenue decreased 21%.
•

Total Tonnage/Day decreased approximately 14% with double-digit percentage decreases in both LTL-rated tonnage and truckload-rated spot shipment tonnage moving in the Asset-Based network.  Tonnage comparisons with the previous year have been positively impacted by initiatives to fill available Asset-Based equipment capacity with transactional shipments.

•	Total Shipments/Day decreased approximately 16%.
•

Total Billed Revenue/CWT decreased approximately 7.5%, impacted by lower fuel surcharges and freight mix changes related to the addition of transactional shipments. The decrease in total billed revenue per hundredweight reflects a mid-single digit decrease in billed revenue per hundredweight excluding fuel surcharge on LTL-rated shipments, which was driven by profile changes, combined with lower billed revenue per hundredweight on truckload-rated spot shipments moving in the Asset-Based network.

•

Although the April 2020 billed revenue/CWT measure excluding fuel surcharges on LTL-rated shipments was below the prior year, pricing on traditional published business improved compared to April 2019 and sequentially compared to March 2020. In addition, the average increases on contractual renewals and Deferred Pricing agreements negotiated during April 2020 were comparable with the those obtained in the first quarter. As a reminder, in second quarter 2019, Total Billed Revenue/CWT increased 4.1% over the comparable prior year period.

•	Total Billed Revenue/Shipment decreased 5.5% and Billed Revenue/LTL-rated Shipment decreased approximately 4%.
•	Total Weight/Shipment increased approximately 2% and LTL-rated Weight/Shipment increased approximately 4%.
•

Historically, the second quarter operating ratio for the Asset-Based segment seasonally improves versus the first quarter.  However, due to the impact of the COVID-19 pandemic, the 2020 sequential operating ratio comparison for second quarter versus first quarter is not currently expected to be comparable to historic trends and may deteriorate on a sequential basis, depending on business levels through June.  Due to the uncertainties ahead, we are unable to reasonably predict the business impact of the pandemic and the segment’s financial performance. Implementation of the previously announced operational changes and cost reductions may not directly correspond to changes in business levels while serving customers.

2Q’20 Other Items

•	63.5 Working Days, the same number of working days in 2Q’19
•	Projected Innovative Technology Costs (non-GAAP item): $5 million vs. $3 million in 2Q’19

Asset-Light ArcBest Operating Segment [Excluding FleetNet]

Statistics for April 2020, compared to the same period last year:

•	Total revenue per day decreased approximately 17%.
•	The COVID-19 pandemic has resulted in lower volumes through April 2020 versus the same prior-year period.
•	Purchased transportation expense per day decreased approximately 18%.
•	Purchased transportation expense represented approximately 80% of revenues compared to 82% of revenues in the same prior-year period.
•

Purchased transportation expense decreased more than the revenue decline resulting in overall margin improvement for the month.  This improvement was driven by additional expedite project business related to the pandemic. The margin improvement combined with the previously mentioned cost reductions are expected to improve profitability levels in the month of April 2020 compared to April 2019 as well as each month of first quarter 2020.

ArcBest Consolidated

•	The significant Asset-Based and ArcBest Asset-Light April 2020 business declines due to COVID-19 resulted in a year-over-year and a sequential consolidated revenue reduction of 20% during the month.
•

Cost savings in 2Q’20, versus 2Q’19 expense, related to cost reductions taken to mitigate the operating and financial impact of the COVID-19 pandemic are expected to be in an approximate range of $15 million to $20 million, provided the measures are maintained throughout second quarter 2020 (previously disclosed in a Form 8-K filed April 7, 2020).

•

ABF Freight will continue to manage costs to business levels, including operational changes in the network and workforce reductions in addition to those resource adjustments previously mentioned and implemented.

•

ArcBest’s preliminary April 30, 2020 consolidated cash and short-term investments, net of debt, increased to approximately $12 million net cash compared to the $3 million net debt position at March 31, 2020, reflecting positive EBITDA for the month of April 2020.

•	Loss in the “Other and eliminations” segment (non-GAAP basis): $4 million vs. $3 million in 2Q’19
•	Interest Expense, net of Interest Income: $2 million vs. $1 million in 2Q’19
•	Expense in the “Other, net” line (non-GAAP basis): $0.1 million vs. $0.5 million in 2Q’19

FY’20 – Projected

•	Loss in the “Other and eliminations” segment (non-GAAP basis): $20 million vs. $21 million in 2019
•	Expense in the “Other, net” line (non-GAAP basis): $0.2 million vs. $1.6 million in 2019

ArcBest Consolidated Capital Expenditures

FY’20 – Projected (previously disclosed in a Form 8-K filed April 7, 2020)

•	Total Net Capital Expenditures, including financed equipment: $95 million to $105 million
•	A reduction of approximately 30% from the previously disclosed range
•	Includes revenue equipment purchases (majority for Asset-Based segment): $64 million
•	Depreciation and amortization costs on property, plant and equipment: approximately $110 million
•	Intangible asset amortization: $4 million

Additional Detailed Information

Asset-Based Segment

Innovative Technology Non-GAAP Costs

ArcBest expects that the previously disclosed innovative technology costs in our Asset-Based business associated with the freight handling pilot test program at ABF Freight, which have been identified as a non-GAAP reconciling item, will approximate $5 million in second quarter 2020 as compared to $3 million in second quarter 2019. In 2019 these costs totaled $14 million.

Creating a best-in-class customer experience is a fundamental part of our growth strategy and we will continue to make investments in technology, equipment and other areas as customers’ needs evolve.  While ArcBest believes the pilot has potential to provide safer and improved freight-handling, a number of factors will be involved in determining proof of concept and there can be no assurances that pilot testing will be successful or expand beyond current testing locations.

Annual Union Profit-Sharing Bonus

As provided in ABF Freight’s current Teamster labor contract, for the full years of 2019 through 2022, ABF Freight’s Teamster employees are eligible for an annual profit-sharing bonus, as shown in the following table. The operating ratio (“OR”) used to calculate the bonus amount is on a GAAP basis. The potential bonus would be based on full-year union employee earnings. While impacted by business and associated labor levels which are subject to change, the estimate of one percent of the annual earnings for the ABF Freight union employees who are eligible for this benefit approximates $5 million of union bonus expense.

During years in which ArcBest’s internal forecasts indicate an expectation of paying the union bonus, we will accrue for this expense throughout the year, generally in proportion of the quarterly results as a percentage of the annual projection. As we do not provide public updates on our projected operating ratio or our expectations for paying the union bonus, any details of amounts accrued will not be provided.  If financial models reflect an operating ratio that meets the payout thresholds shown below, ArcBest encourages analysts to include expenses for the union bonus in quarterly and annual earnings per share projections for the company.

ABF Freight Published Annual OR (GAAP basis)	Bonus Amount
95.1 to 96.0	1%
93.1 to 95.0	2%
93.0 and below	3%

ArcBest Consolidated

Tax Rate

ArcBest’s first quarter 2020 effective GAAP tax rate was 20.3%. The “Effective Tax Rate Reconciliation” table in Exhibit 99.1 of ArcBest’s first quarter 2020 earnings press release shows the reconciliation of GAAP to non-GAAP effective tax rates.

Prior to the effects of the COVID-19 pandemic on our pre-tax income, our tax rate for the full year of 2020 was estimated to be 25% to 26%, while the effective rate in any quarter may be impacted by items discrete to that period. The extent to which the economic impact of the COVID-19 pandemic may impact our operating results during the remainder of 2020 is uncertain. Thus, ArcBest’s first quarter 2020 tax provision was based on the actual statutory tax rate as opposed to using an annual effective tax rate, because of the inability to provide a reliable estimate of ordinary income for the full year within a reasonable range or the tax effect of non-deductible expenses. Therefore, ArcBest is currently unable to estimate the full year 2020 tax rate.

“Other and eliminations” within Operating Income on the Operating Segment Data and Operating Ratios statement

We currently estimate the loss in “Other and eliminations” to approximate $4 million in second quarter 2020 and $20 million for full year 2020, both of which are comparable to prior year periods.

The “Other and eliminations” line includes expenses related to shared services for the delivery of comprehensive transportation and logistics services to ArcBest’s customers.  Shared services represent costs incurred to support all segments including sales, yield, customer service, marketing, capacity sourcing functions, human resources, financial services, information technology, legal and other company-wide services. Shared services are primarily allocated to the reporting segments based upon resource utilization-related metrics, such as shipment levels, and therefore fluctuate with business levels. As a result, the loss in this line tends to be higher in periods when business levels are lower, and consequently allocations to operating segments are lower, which is typically during the first and fourth quarters of the year. However, the negative effects of the COVID-19 pandemic on our second and third quarter business levels may impact the typical seasonal shared services allocations.

“Other, net” line within Other Income (Costs) on the Consolidated Statements of Operations

Subsequent to the September 30, 2019 substantial liquidation of ArcBest’s nonunion pension plan, the “Other, net” line of ArcBest’s income statement primarily includes the costs associated with postretirement plans and changes in cash surrender value of life insurance.  After excluding non-GAAP items detailed in the table below, ArcBest expects the non-GAAP “Other net” expense to approximate $0.1 million in second quarter 2020 and $0.2 million for full year 2020 versus $0.5 million in second quarter 2019 and $1.6 million for full year 2019.  The lower expense in 2020 as compared to 2019 is primarily due to lower expected postretirement plan expense.

Changes in cash surrender value of life insurance reflected a decrease of $3.8 million in first quarter 2020 compared to an increase of $1.6 million in first quarter 2019.  This change was an indication of the significant first quarter 2020 market losses experienced on these assets  ArcBest excludes changes in cash surrender value when presenting non-GAAP net income and EPS.

	Three Months Ended
	March 31
	2020	2019
	(in millions)
Other, net - income (costs)
Amounts on GAAP basis	$(3.9)	$(0.6)
Non-GAAP Adjustments:
Nonunion pension expense, including settlement, pre-tax(1)	0.1	1.7
Life insurance proceeds and losses/(gains) in cash surrender value(2)	3.8	(1.6)
Non-GAAP amounts	$—	$(0.5)

1)

For the three months ended March 31, 2020, represents pension settlement expense related to the Company’s supplemental benefit plan. For the three months ended March 31, 2019, represents nonunion defined benefit pension and settlement expense.

2)	Amounts in parentheses indicate gains.

Forward-Looking Statements

Certain statements and information in this exhibit may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “foresee,” “intend,” “may,” “plan,” “predict,” “project,” “scheduled,” “should,” “would,” and similar expressions and the negatives of such terms are intended to identify forward-looking statements. These statements are based on management’s beliefs, assumptions, and expectations based on currently available information, are not guarantees of future performance, and involve certain risks and uncertainties (some of which are beyond our control). Although we believe that the expectations reflected in these forward-looking statements are reasonable as and when made, we cannot provide assurance that our expectations will prove to be correct. Actual outcomes and results could materially differ from what is expressed, implied, or forecasted in these statements due to a number of factors, including, but not limited to: a failure of our information systems, including disruptions or failures of services essential to our operations or upon which our information technology platforms rely, data breach, and/or cybersecurity incidents; the ability to maintain third-party information technology systems or licenses; widespread outbreak of an illness or any other communicable disease and the effects of pandemics, including the COVID-19 pandemic, or any other public health crisis; regulatory measures that may be implemented in response to widespread illness, including the COVID-19 pandemic; ineffectiveness of our business continuity plans to meet our operational needs in the event of adverse external events or conditions; untimely or ineffective development and implementation of, or failure to realize potential benefits associated with, new or enhanced technology or processes, including the pilot test program at ABF Freight, and any write-offs associated therewith; the loss or reduction of business from large customers; competitive initiatives and pricing pressures; general economic conditions and related shifts in market demand, including the impact of and uncertainties related to the COVID-19 pandemic, that impact the performance and needs of industries we serve and/or limit our customers’ access to adequate financial resources; the ability to manage our cost structure, and the timing and performance of growth initiatives; relationships with employees, including unions, and our ability to attract, retain, and develop employees; unfavorable terms of, or the inability to reach agreement on, future collective bargaining agreements or a workforce stoppage by our employees covered under ABF Freight’s collective bargaining agreement; our ability to secure independent owner operators and/or operational or regulatory issues related to our use of their services; availability and cost of reliable third-party services; availability of fuel, the effect of volatility in fuel prices and the associated changes in fuel surcharges on securing increases in base freight rates, and the inability to collect fuel surcharges; governmental regulations; environmental laws and regulations, including emissions-control regulations; union employee wages and benefits, including changes in required contributions to multiemployer plans; litigation or claims asserted against us; the loss of key employees or the inability to execute succession planning strategies; maintaining our intellectual property rights, brand, and corporate reputation; default on covenants of financing arrangements and the availability and terms of future financing arrangements; timing and amount of capital expenditures; self-insurance claims and insurance premium costs; increased prices for and decreased availability of new revenue equipment, decreases in value of used revenue equipment, and higher costs of equipment-related operating expenses such as maintenance, fuel, and related taxes; potential impairment of goodwill and intangible assets; the cost, integration, and performance of any recent or future acquisitions; seasonal fluctuations and adverse weather conditions; regulatory, economic, and other risks arising from our international business; acts of terrorism or war, or the impact of antiterrorism and safety measures; and other financial, operational, and legal risks and uncertainties detailed from time to time in ArcBest’s public filings with the Securities and Exchange Commission (“SEC”).

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.